Exhibit 10.11
IsoPlexis Corporation
35 NE Industrial Road
Branford, Connecticut 06405
April 21, 2021
Siddhartha Kadia
______________
______________
    Re:    Director Arrangement
Dear Siddhartha:
    I am pleased to confirm our agreement regarding your service to IsoPlexis Corporation, a Delaware corporation, (the “Company”) as a director. We are very pleased to have you on board. This letter sets forth the agreement between you and the Company as follows:
1.    Board of Directors. Upon your election by the Company’s Board of Directors, commencing March 29, 2021, you agree to serve as a director of the Company for an initial two-year period, renewable upon mutual agreement and at the discretion of the Board of Directors, or until your successor has been duly elected and qualified or until your earlier resignation, incapacity or removal or the termination of this Agreement (the “Term”).
    a.    In connection with your service as a director, the Company will pay you $50,000 for each full year of service, payable in arrears in $4,666.67 monthly increments. Any increase in the aforementioned amount shall be at the sole discretion of the Company’s Board of Directors.
b.    Subject to approval and grant by the Board of Directors of the Company and in addition to the compensation described in paragraph 1.a, the Company will grant to you option to purchase 5,000 shares of the Common Stock of the Company pursuant to the terms of the Company’s 2014 Stock Plan, as amended. The exercise price of the options shall be the fair market value thereof at the time of the grant as determined by the Board of Directors. These options will vest over a four-year period, with 25% of the options vesting one year from the date of grant and the balance vesting ratably (per month) during the three-year period thereafter, all as more particularly set forth in, and subject to, the Company’s standard Stock Option Agreement.
c.    As soon as practicable following submission of statements of reasonable expenses incurred accompanied by appropriate supporting documentation in accordance with Company policy, the Company will reimburse you for reasonable and customary out-of-pocket travel, hotel and other business expenses incurred in connection with the performance of your duties as a director of the Company, including without limitation, participation in meetings of the Board of Directors or any committee thereof of which you are a member.

d.     Contemporaneous with the execution of this Agreement, you and the Company will enter into an Indemnification Agreement relating to your service as a director of the Company substantially in the form of Exhibit A attached hereto.
2.    Confidentiality.
    a.    The term "Confidential Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, including without limitation, trade secrets, inventions, ideas, processes, formulations, data, programs, other works of authorship, know-how, improvements, discoveries, development, designs and techniques and information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers. You shall not, without the Company’s prior written consent, either during the term of this Agreement or for a period of five years thereafter, (i) use or disclose Confidential Information for any purpose other than the performance of consulting services on behalf of the Company, (ii) publish any article with respect thereto, or (iii) except in the performance of consulting services hereunder or in connection with the performance of your duties as a director, remove any Confidential Information from the premises of Company, except as to information which:
        (A)    was known to you without obligation of confidentiality or generally known to the public prior to its disclosure to you; or
        (B)    subsequently becomes known to the public by some means other than a breach of this Section 2, including publication and/or laying open to inspection of any patent applications or patents; or
        (C)    is subsequently disclosed to you by a third party having a lawful right to make such disclosure without breach of this Section 2 or otherwise in violation of the Company’s rights.
b.    You hereby acknowledge that the Company would be irreparably damaged if such information was disclosed to, or utilized on behalf of, others in competition in any respect with the Company or companies in which it invests or companies with which it collaborates, which damage cannot be adequately compensated for by an action at law. In the event of a breach or threatened breach by you of the provisions hereof, the Company shall be entitled to an injunction restraining him from such breach. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for any breach or threatened breach of this Agreement.
c.    You agree that you will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which you have an agreement or duty to keep in confidence information acquired by you, if any, and that you will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.
3.    Inventions.
a.    You shall promptly disclose to the Company any and all trade secrets, inventions, ideas, processes, formulations, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, whether or not patentable, which you conceive or make, solely or jointly, within the Term and which are related specifically to or arising as a result of the receipt of Confidential Information from Company (collectively, "Inventions").
b.    All of your rights in and to such Inventions shall be the sole and exclusive property of the Company.
c.    You will promptly grant, assign and convey to the Company (or its designee) all of your Rights (as defined below) to such Inventions, and, upon request, promptly execute all applications, assignments or other instruments which the Company (or its designee) shall deem necessary in order to apply for and obtain invention rights, patents, patent applications, letters patent, copyrights and reissues thereof ("Rights") in the United States and foreign countries on the Inventions, in order to assign and convey to the Company (or its designee) the sole and exclusive rights, title and interest in and to your right in and to the Inventions and Rights.
d.    The Company (or its designee) will bear the cost of patent applications and assignments and the cost of prosecution of all such patent applications in the United States Patent Office and in the patent offices of foreign countries.
e.    You shall render to the Company (and its designee) other reasonable assistance as it may require in the prosecution of Rights, in the prosecution or defense of interferences that might be declared involving any of said Rights, and in any litigation in which the Company may be involved relating to such Rights, provided that you shall be entitled to additional compensation, at an hourly fee reasonable and customary for a consultant of similar experience and qualifications, for any consultation or testimony pursuant to this Section 3(e).
4.    Return of Company Property. Upon the expiration or termination of this Agreement or at the earlier request of the Company, you agree that you will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information and Inventions (both as defined herein), as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company, regardless of whether such items were prepared by you.
5.    Competitive Arrangements and No Solicitation. During the Term (the "Restrictive Period"), you will not, directly or indirectly, engage in or be connected with any business that is involved in the Restricted Field (as defined below), whether as an officer, director, stockholder, owner, employee, partner, affiliate or consultant, or assist others engaging in any such business, except with the prior approval of the Company. Neither will you directly or indirectly induce, solicit, persuade, entice or attempt to induce, solicit, persuade or entice, any person or entity associated with the Company as an employee, consultant, agent or customer to terminate or leave his, her or its association with the Company. "Restricted Field" means single-cell functional proteomics.
You acknowledge that the provisions of this Section 5 contains limitations and restrictions that are reasonable and do not impose a greater restraint than is necessary to protect the good will or other business interests of the Company, such as Company’s need to protect its Confidential Information and Inventions.
6.    Termination. This Agreement will terminate upon the earlier to occur of (a) mutual agreement by the parties, (b) the date that you are no longer a director of the Company. The obligations of Sections 2 through 5 and 8 shall survive any termination of this Agreement.

7.    Notices. Any notice or other communication hereunder shall be in writing, shall be given either manually or by mail, telegram, telefax, radiogram or cable, addressed to the party to be notified at its address first set forth above, and shall be deemed sufficiently given as of the third day thereafter. Either party may, by notice to the other, change its address for receiving such notices and communications.
8.    Miscellaneous. This Agreement shall inure to the benefit of any assignee of the Company and may not be assigned by you without the Company's prior written consent. This Agreement will be governed by the laws of the State of Connecticut, without regard to its conflict of laws principles. This Agreement constitutes the entire understanding between the parties hereto with reference to the subject matter hereof and shall not be changed or modified except by a written instrument signed by both parties. The parties hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of this Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.
    IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto, as of the day and year first above written.

IsoPlexis Corporation

By:	/s/ Sean Mackay
Name:	Sean Mackay
Title:	President & CEO
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